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                                                                 EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
Southern Community Bancorp
Orlando, Florida

         We consent to the use of our report dated January 26, 2000 relating to the consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998 of Southern Community Bancorp and to the use of our name under the caption of "Experts," in the Registration Statement on Form SB-2 of Southern Community Bancorp.



/s/ Hacker, Johnson, Cohen & Grieb PA
HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
June 19, 2000